     As filed with the Securities and Exchange Commission on March 29, 2000
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------
                          INCYTE PHARMACEUTICALS, INC.
              (Exact name of registrant as specified in its charter

            Delaware                                   94-3136539
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)

                                3174 Porter Drive
                           Palo Alto, California 94304
                                 (650) 855-0555
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                ROY A. WHITFIELD
                             Chief Executive Officer
                          INCYTE PHARMACEUTICALS, INC.
                                3174 Porter Drive
                           Palo Alto, California 94304
                                 (650) 855-0555
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 STANTON D. WONG
                          Pillsbury Madison & Sutro LLP
                                  P.O. Box 7880
                         San Francisco, California 94120
                              --------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]_______

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                                                   PROPOSED
                                                                                                    MAXIMUM
                                                                           PROPOSED MAXIMUM        AGGREGATE         AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE           OFFERING PRICE         OFFERING         REGISTRATION
                 REGISTERED                           REGISTERED             PER SHARE(1)          PRICE(1)             FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(2)                   2,000,000 Shares            $112.50          $225,000,000          $59,400
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on March 27, 2000.

(2) Associated with the Common Stock are Series A Participating Preferred Stock Purchase Rights that will not be exercisable or be evidenced separately from the Common Stock prior to the occurrence of certain events.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED MARCH 29, 2000

PROSPECTUS

                                2,000,000 SHARES


                                   I N C Y T E
                              PHARMACEUTICALS, INC.

                                  COMMON STOCK
                             ----------------------

        These shares may be offered and sold at various times by the stockholders identified in this prospectus.

        The selling stockholders may offer and sell their shares in transactions on the Nasdaq National Market, in negotiated transactions, or both. These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.

        The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol "INCY."

                             ----------------------

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ----------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------



                 The date of this prospectus is _________, 2000


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of Incyte common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision. All references to "we," "us," "our," or the "Company" in this prospectus mean Incyte Pharmaceuticals, Inc. and its subsidiaries, except where it is made clear that the term means only the parent company. All references to "Incyte" in this prospectus mean Incyte Pharmaceuticals, Inc., the parent company.

                           FORWARD-LOOKING STATEMENTS

        When used in this prospectus, the words "expects," "anticipates," "estimates," "plans," and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements as to the Company's expected net losses, expected cash flows, the adequacy of capital resources, growth in operations, the ability to commercialize products developed under collaborations and alliances, our ability to complete the sequence of full-length genes in areas of therapeutic interest and file patents on these potential drug targets, our ability to integrate companies and operations that we have acquired or will acquire, our ability to implement online delivery of our database and software products, the scheduling and timing of current and future litigation, our strategy with regard to protecting our proprietary technology, our ability to compete and respond to rapid technological change and the performance and utility of our products and services. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks discussed below, as well as the extent to which the pharmaceuticals and biotechnology industries use genomic information in research and development, risks relating to development of new products and services and their use by our potential customers and collaborators, our ability to work with our collaborators to meet the goals of our collaborators and alliances, our ability to retain and obtain customers, the cost of accessing or acquiring technologies or intellectual property, the effectiveness of our sequencing efforts, the impact of alternative technological advances and competition, uncertainties associated with changes in patent laws and developments in and expenses related to litigation and interference proceedings; and the risks set forth below under "Risk Factors."

                             --------------------

        Incyte and LifeSeq are our registered trademarks. GEM is our trademark. We also refer to trademarks of other corporations and organizations in this prospectus.

                                   THE COMPANY

        We are a leading provider of genomic information-based products and services. These products and services include database products, genomic data management software tools, microarray-based gene expression services, genomic reagents and related services. We focus on providing an integrated platform of information technologies designed to assist pharmaceutical and biotechnology companies in the discovery and development of new drugs.

        Our genomic databases integrate bioinformatics software with proprietary and, when appropriate, publicly available genomic information to create information-based products used by pharmaceutical and biotechnology companies in drug discovery and development. In building the databases, we utilize high-throughput, computer-aided gene sequencing and analysis technologies to identify and characterize the expressed genes of the human genome, as well as certain animal, plant and microbial genomes. By searching our proprietary genomic databases, customers can integrate and analyze genomic information from multiple sources in order to discover genes that may represent the basis for new biological targets, therapeutic proteins, or gene therapy, antisense or diagnostic products. The pharmaceutical and biotechnology industries use our genomic products and services to accelerate the discovery and development of new diagnostic and therapeutic products. Our products and services can be applied to gene and target discovery, functional genomics studies, preclinical pharmacology and toxicology studies, and can aid in understanding and analyzing the results of clinical development studies.

        In March 2000, we announced that we are submitting to our stockholders, for approval at our June 2000 annual meeting of stockholders, a proposal to change our corporate name to Incyte Genomics, Inc.

        Incyte was incorporated in Delaware in 1991. Our executive offices are located at 3174 Porter Drive, Palo Alto, California 94304 and our telephone number is (650) 855-0555.

                                  RISK FACTORS


WE HAVE HAD ONLY LIMITED PERIODS OF PROFITABILITY AND WE EXPECT TO INCUR LOSSES IN THE FUTURE, WHICH MAY PREVENT US FROM RETURNING TO PROFITABILITY

        We had net losses from inception in 1991 through 1996, reported net income in 1997 and 1998, and again incurred a net loss in 1999. Because of those losses, we had an accumulated deficit of $55.2 million as of December 31, 1999. We intend to make significant investments in sequencing, bioinformatics, expression database development and single nucleotide polymorphism, or SNP, discovery over the next year. As a result, we expect to report a net loss for the year ending December 31, 2000. We may report net losses in future periods as well. We expect that our expenditures may continue to increase in 2000 due in part to our continued investment in new product and technology development, including the continuation of our genomic sequencing, bioinformatics, expression database development, SNP-discovery programs, obligations under existing and future research and development alliances, and our increasing investment in marketing, sales and customer service. Our profitability depends on our ability to increase our revenues:

        TO GENERATE SIGNIFICANT REVENUES, WE MUST OBTAIN ADDITIONAL DATABASE COLLABORATORS AND RETAIN EXISTING COLLABORATORS. While we had over 20 database agreements as of December 31, 1999, we may be unable to enter into any additional agreements. Also, our database collaborators may choose not to renew their agreements upon expiration. In 1999, for the first time one of our LifeSeq Gold database collaborators did not renew its subscription. Our database revenues are also affected by the extent to which existing collaborators expand their agreements with us to include our new database products and to the extent that existing collaborators reduce the number of products or services for which they subscribe. Some of our database agreements require us to meet performance obligations. A database collaborator can terminate its agreement before the end of its scheduled term if we breach the agreement and fail to cure the breach within a specified period.

        OUR REVENUES AND PROFITABILITY WILL ALSO DEPEND ON OUR ABILITY TO GENERATE PROFITS FROM EXPRESSION DATABASES AND MICROARRAY SERVICES. We acquired Synteni, Inc. in January 1998 to provide microarray services and to generate information for expression databases. The contribution of our microarray operations to our operating results will depend on whether we can continue to obtain high-volume customers for microarray services and expression databases, whether we can continue to increase our microarray production capacity in a timely manner and with consistent volumes and quality, and the costs associated with increasing our microarray production capacity.

        WE DO NOT EXPECT MILESTONE OR ROYALTY PAYMENTS TO SUBSTANTIALLY CONTRIBUTE TO REVENUES FOR SEVERAL YEARS. Part of our strategy is to license to database collaborators our know how and patent rights associated with the gene sequences and related information in our proprietary databases, for use in the discovery and development of potential pharmaceutical, diagnostic or other products. Any potential product that is the subject of such a license will require several years of further development, clinical testing and regulatory approval before commercialization.

OUR OPERATING RESULTS ARE UNPREDICTABLE AND MAY ADVERSELY IMPACT OUR STOCK PRICE

        Our operating results are unpredictable and may fluctuate significantly from period to period due to a variety of factors, including:

        -       changes in the demand for our products and services;

        - the introduction of competitive databases or services, including public domain databases;

        -       the pricing of access to our databases;

        - the nature, pricing and timing of other products and services provided to our collaborators;

        - changes in the research and development budgets of our collaborators and potential collaborators;

        -       depreciation expense from capital expenditures;

        - acquisition, licensing and other costs related to the expansion of our operations, including operating losses of acquired businesses such as Synteni and Hexagen;

        - losses and expenses related to our investments in joint ventures and businesses, including our proportionate share of operating losses of our diaDexus, LLC, joint venture with SmithKline Beecham Corporation;

        - payments of milestones, license fees or research payments under the terms of our increasing number of external alliances; and

        - expenses related to, and the results of, litigation and other proceedings relating to intellectual property rights (including the lawsuits filed by Affymetrix, Inc. described below).

        In particular, revenues from our database business are unpredictable because:

        - the timing of our database installations is determined by our collaborators;

        -       the sales cycle for our database products is lengthy; and

        - the time required to complete custom orders can vary significantly.

        We expect our expression databases to represent an increasing amount of our revenues. Also, revenues may be affected by developments in the Affymetrix litigation, which may cause potential customers to postpone or change their decision to use our microarray services.

        We are investing in a number of new areas to try to broaden our business. These areas include sequencing, bioinformatics, gene expression databases, SNP discovery, molecular diagnostics, proteomics, or the large scale, high-throughput analysis of protein expression, and the online delivery of our database and software products. Because many of these address new markets or involve untested technologies, they may not generate any revenues or provide an adequate return on our investment. In these cases, we may have to recognize expenses or losses.

        We have significant fixed expenses, due in part to our need to continue to invest in product development and extensive support for our database collaborators. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, which would adversely affect our operating results for that period. Forecasting operating and integration expenses for acquired businesses may be particularly difficult, especially where the acquired business focuses on technologies that do not have an established market.

        We believe that period-to-period comparisons of our financial results will not necessarily be meaningful. You should not rely on these comparisons as an indication of our future performance. If our operating results in any future period fall below the expectations of securities analysts and investors, our stock price will likely fall, possibly by a significant amount.

WE EXPERIENCE INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE AND IF WE DO NOT COMPETE EFFECTIVELY OUR REVENUES MAY DECLINE

        GENOMIC BUSINESSES ARE INTENSELY COMPETITIVe. The human genome contains a finite number of genes. Our competitors may seek to identify, sequence and determine the biological function of numerous genes in order to obtain a proprietary position with respect to new genes. A number of companies, other institutions and government-financed entities are engaged in gene sequencing, gene discovery, gene expression analysis, positional cloning, the study of genetic variation, and other genomic service businesses. Many of these companies, institutions and entities have greater financial and human resources than we do.

        Some of our competitors have developed databases containing gene sequence, gene expression, genetic variation or other genomic information and are marketing or plan to market their data to pharmaceutical companies. Additional competitors may attempt to establish databases containing this information in the future. We expect that competition in our industry will continue to intensify. Several large pharmaceutical companies have formed a consortium to create a SNPs database and to make all of the information publicly available. The formation of this consortium could delay or reduce the potential revenues related to our SNP-related business.

        PATENT POSITIONS OR PUBLIC DISCLOSURES MAY REDUCE THE VALUE OF OUR DATABASES. Competitors may discover and establish patent positions with respect to gene sequences in our databases. Further, certain entities engaged in gene sequencing have made the results of their sequencing efforts publicly available. In January 2000, the Celera Genomics Group of PE Corporation announced that it has DNA sequence in its database that covers 90% of the human genome and plans to complete the sequencing of the human genome by the summer of 2000. Celera has announced that it has filed a provisional patent application on newly discovered partial genes and stated its intention to file full applications on medically important discoveries. The Human Genome Project, which is coordinated by the U.S. Department of Energy and the National Institutes of Health, has announced that a consortium of laboratories associated with the Project predicts that they will produce at least 90% of the human genome sequence in a "working draft form" by the spring of 2000 and that they intend to make the information publicly available. The public availability of gene sequences or resulting patent positions covering substantial portions of the human genome or microbial or plant genomes could reduce the potential value of our databases to our collaborators. It could also impair our ability to realize royalties or other revenue from any commercialized products based on this genetic information.

        COMPETITORS MAY DEVELOP SUPERIOR TECHNOLOGY. The gene sequencing machines used in our computer-aided sequencing operations are commercially available and are being used by at least one competitor. In addition, some of our competitors and potential competitors are developing proprietary sequencing technologies that may be more advanced than ours. PE Corporation began commercial shipments of a new gel-based sequencing machine, of which a large number have been provided to Celera Genomics Group. We may be unable to obtain access to sufficient quantities of these machines on acceptable terms.

        In addition, a number of companies are pursuing alternative methods for generating gene expression information, including microarray technologies. These advanced sequencing or gene expression technologies may not be commercially available for us to purchase or license on reasonable terms, if at all. At least one other company currently offers microarray-based services that might be competitive with ours.

        Our SNP discovery platform represents a modification of a process that is in the public domain. We are seeking patent protection for these improvements, but have not yet received any patents. Other companies could make similar or superior improvements to this process without infringing our rights, and we may not have access to those improvements. The discovery of SNPs is a competitive area. Other companies may develop or obtain access to different SNP discovery platforms, to which we may not have access, that may make our technology obsolete.

        We also face competition from providers of software. A number of companies have announced their intent to develop and market software to assist pharmaceutical companies and academic researchers in managing and analyzing their own genomic data and publicly available data.

        WE MUST CONTINUE TO INVEST IN NEW TECHNOLOGIES. The genomics industry is characterized by extensive research efforts, resulting in rapid technological progress. To remain competitive, we must continue to expand our databases, improve our software, and invest in new technologies. New developments are expected to continue, and discoveries by others may render our services and potential products noncompetitive.

WE ARE INVOLVED IN PATENT LITIGATION, WHICH IF NOT RESOLVED FAVORABLY COULD HARM OUR BUSINESS

        In January 1998, Affymetrix filed a lawsuit in federal court alleging infringement of U.S. patent number 5,445,934 by both Synteni and Incyte. The complaint alleges that the `934 patent has been infringed by Synteni's and Incyte's making, using, selling, importing, distributing or offering to sell high density arrays in the United States and that this infringement was willful. Affymetrix seeks a permanent injunction enjoining Synteni and Incyte from further infringement of the `934 patent and seeks damages, costs, attorneys' fees and interest. Affymetrix also requests triple damages based on allegedly willful infringement.

        In September 1998, Affymetrix filed an additional lawsuit alleging infringement of U.S. patent numbers 5,744,305 and 5,800,992 by Synteni and Incyte. The complaint alleges that the `305 patent has been infringed by Synteni's and Incyte's making, using, selling, importing, distributing or offering to sell high density arrays in the United States. It also alleges that the `992 patent has been infringed by the use of Synteni's and Incyte's GEM microarray technology to conduct gene expression monitoring using two-color labeling and that this infringement was willful. Affymetrix had sought a preliminary injunction enjoining Synteni and Incyte from using GEM microarray technology to conduct this kind of gene expression monitoring, and a permanent injunction enjoining Synteni and Incyte from further infringing the `305 and `992 patents.

        The lawsuits were initially filed in the United States District Court for the District of Delaware. In November 1998, the court granted Incyte's motion to transfer the suits to the United States District Court for the Northern District of California. Affymetrix's request for a preliminary injunction was denied in April 1999. As a result of the assignment of the case to a new judge, all scheduled trial and pretrial dates have been vacated. The court is expected to set a new schedule in late April 2000.

        In April 1999, the Board of Patent Appeals and Interferences of United States Patent and Trademark Office declared interferences between pending patent applications licensed exclusively to us and the Affymetrix `305 and `992 patents. An interference proceeding is invoked by the Patent and Trademark Office when more than one patent applicant claims the same invention. The Board of Patent Appeals and Interferences evaluates all relevant facts, including those bearing on first to invent, validity, enablement and scope of claims, and then makes a determination as to who, if anyone, is entitled to the patent on the disputed invention. In September 1999, the Board of Patent Appeals and Interferences determined that Incyte had not met its prima facie case, and ruled that patents licensed by Incyte and Synteni from Stanford University were not entitled to priority over corresponding claims in the two Affymetrix patents. We are seeking de novo review of the board decisions in the United States district court for the Northern District of California.

        We believe we have meritorious defenses and intend to defend these suits vigorously. However, our defense may be unsuccessful. At this time, we cannot reasonably estimate the possible range of any loss resulting from these suits due to uncertainty about the ultimate outcome. We have spent and expect to continue to spend a significant amount of money and management time on this litigation. Also, if we are required to license any technology as a result of these suits, we do not know whether we will be able to do so on commercially acceptable terms, if at all.

WE SPEND A SUBSTANTIAL AMOUNT OF MONEY ON NEW AND UNCERTAIN BUSINESSES AND DEMAND FOR OUR PRODUCTS AND SERVICES MAY BE INSUFFICIENT TO COVER OUR COSTS, WHICH COULD IMPACT OUR PROFITABILITY

        There is no precedent for our microarray-based gene expression database or service businesses or the use of SNP-based genetic variation information. The usefulness of the information generated by these businesses is unproven. Our collaborators and potential collaborators may determine that our databases, software tools and microarray-related services are not useful or cost-effective. Due to the nature and price of some of the products and services we offer, only a limited number of companies are potential collaborators for those products and services. If we do not develop these new products and services in time to meet market demand or if there is insufficient demand for these products and services, we may not be able to cover our costs of developing these products and services or earn a sufficient return on our investment.

        Additional factors that may affect demand for our products and services include:

        - the extent to which pharmaceutical and biotechnology companies conduct these activities in-house or through industry consortia;

        - the emergence of competitors offering similar services at competitive prices;

        - the extent to which the information in our databases is made public or is covered by others' patents;

        - our ability to establish and enforce proprietary rights to our products;

        - regulatory developments or changes in public perceptions relating to the use of genetic information and the diagnosis and treatment of disease based on genetic information; and

        - technological innovations that are more advanced than the technologies that we have developed or that are available to us.

        Many of these factors are beyond our control.

OUR NEW PROGRAMS RELATING TO THE ROLE OF GENETIC VARIATION IN DISEASE AND DRUG RESPONSE MAY NEVER GENERATE SIGNIFICANT REVENUES OR PROFITABLE OPERATIONS

        We recently began to focus part of our business on developing databases and other products and services to assist pharmaceutical companies in a new and unproven area: the identification and correlation of genetic variation to disease and drug response. We will incur significant costs over the next several years in expanding our research and development in this area. These activities may never generate significant revenues or profitable operations.

        This new aspect of our business will focus on SNPs, one type of genetic variation. The role of SNPs in disease and drug response is not fully understood, and relatively few, if any, therapeutic or diagnostic products based on SNPs have been developed and commercialized. Among other things, demand in this area may be adversely affected by ethical and social concerns about the confidentiality of patient-specific genetic information and about the use of genetic testing for diagnostic purposes.

        Except for a few anecdotal examples, there is no proof that SNPs have any correlation to diseases or a patient's response to a particular drug or class of drug. Identifying statistically significant correlations is time-consuming and could involve the collection and screening of a large number of patient samples. We do not know if the SNPs we have discovered to date are suitable for these correlation studies. Nor do we currently have access to the patient samples needed or technology allowing us to rapidly and cost-effectively identify pre-determined SNPs in large numbers of patients.

        Most SNPs may occur too infrequently to warrant their use in analyzing patients' genetic variation. We may have trouble identifying SNPs that both correlate with diseases or drug responses and occur frequently enough to justify their use by pharmaceutical companies.

        Our success will also depend upon our ability to develop, use and enhance new and relatively unproven technologies. Our strategy of using high-throughput mutation detection processes and sequencing to identify SNPs and genes rapidly is unproven. Among other things, we will need to continue to improve the throughput of our SNP-discovery technology. We may not be able to achieve these necessary improvements, and other factors may impair our ability to develop our SNP-related products and services in time to be competitively available.

OUR STRATEGIC INVESTMENTS MAY RESULT IN LOSSES AND OTHER ADVERSE EFFECTS

        We make strategic investments in joint ventures or businesses that complement our business. These investments, such as our investment in diaDexus, may:

        - often be made in securities lacking a public trading market or subject to trading restrictions, either of which increases our risk and reduces the liquidity of our investment;

        - require us to record losses and expenses related to our ownership interest;

        - require us to record charges related to the acquisition of in-process technologies or for the impairment in the value of the securities underlying our investment; and

        - require us to invest greater amounts than anticipated or to devote substantial management time to the management of research and development relationships and joint ventures.

        The market values of many of these investments fluctuate significantly. We evaluate our long-term equity investments for impairment of their values on a quarterly basis. Impairment could result in future charges to our earnings. These losses and expenses may exceed the amounts that we anticipated.

OUR SALES CYCLE IS LENGTHY AND THERE IS NO GUARANTEE THAT A SUBSCRIPTION OR SERVICES AGREEMENT WILL RESULT

        Our ability to obtain new subscribers for our databases, software tools and microarray and other services depends upon prospective subscribers' perceptions that our products and services can help accelerate drug discovery efforts. Our database sales cycle is typically lengthy because we need to educate our potential subscribers and sell the benefits of our tools and services to a variety of constituencies within potential subscriber companies. In addition, each database subscription and microarray services agreement involves the negotiation of unique terms. We may expend substantial funds and management effort with no assurance that a subscription or services agreement will result. Actual and proposed consolidations of pharmaceutical companies have affected the timing and progress of our sales efforts. We expect that future proposed consolidations will have similar effects.

PATENTS AND OTHER PROPRIETARY RIGHTS PROVIDE UNCERTAIN PROTECTION OF OUR PROPRIETARY INFORMATION AND OUR INABILITY TO PROTECT A PATENT OR OTHER PROPRIETARY RIGHT MAY IMPACT OUR BUSINESS AND OPERATING RESULTS

        WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY INFORMATION, WHICH MAY RESULT IN UNAUTHORIZED USE AND A LOSS OF REVENUE. Our business and competitive position depend upon our ability to protect our proprietary database information and software technology, but our strategy of obtaining proprietary rights in as many genes and SNPs as possible is unproven. Despite our efforts to protect this information and technology, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Although our database subscription agreements require our subscribers to control access to our databases, policing unauthorized use of our databases and software may be difficult.

        We pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us. However, these agreements may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure.

        Our means of protecting our proprietary rights may not be adequate and our competitors may:

        - independently develop substantially equivalent proprietary information and techniques;

        -       otherwise gain access to our proprietary information; or

        - design around patents issued to us or our other intellectual property.

        OUR PATENT APPLICATIONS MAY CONFLICT WITH OTHERS. Our current policy is to file patent applications on what we believe to be novel full-length and partial gene sequences obtained through our gene sequencing efforts. We have filed U.S. patent applications in which we have claimed certain partial gene sequences. We have also applied for patents in the U.S. and other countries claiming full-length gene sequences associated with cells and tissues involved in our gene sequencing program. We hold a number of issued U.S. patents on full-length genes and one issued U.S. patent claiming multiple partial gene sequences. A number of entities make certain gene sequences publicly available, which may adversely affect our ability to obtain patents on those genes.

        We believe that some of our patent applications claim genes that may also be claimed in patent applications filed by others. In some or all of these applications, a determination of priority of inventorship may need to be decided in an interference before the United States Patent and Trademark Office.

        ENFORCEMENT OF GENE PATENTS IS UNCERTAIN AND GENE PATENTS MAY BE FOUND UNENFORCEABLE, RESULTING IN A LOSS OF COMPETITIVE BENEFIT. One of our strategies is to obtain proprietary rights in as many genes (including partial gene sequences) and SNPs as possible. While the USPTO has issued patents covering full-length genes, partial gene sequences and SNPs, we do not know whether or how courts may enforce those patents, if that becomes necessary. If a court finds these types of inventions to be unpatentable, or interprets them narrowly, the benefits of our strategy may not materialize.

        WE MAY DECIDE TO ABANDON PATENT APPLICATIONS, WHICH COULD DIMINISH THE VALUE OF OUR PATENT PORTFOLIO AND POSSIBLY OUR FUTURE REVENUES. The USPTO has had a substantial backlog of biotechnology patent applications, particularly those claiming gene sequences. In 1996, the USPTO issued guidelines limiting the number of partial gene sequences that can be examined within a single patent application. Many of our patent applications contain more partial sequences than the maximum number allowed under these guidelines. Due to the resources needed to comply with the guidelines, we may decide to abandon patent applications for some of our partial gene sequences.

        Because filing large numbers of patent applications and maintaining issued patents can be very costly, we may choose not to pursue every application. If we do not pursue patent protection for all of our full-length and partial gene sequences, the value of our intellectual property portfolio could be diminished. Because of the possible delay in obtaining allowance of some of our patent applications, and the secrecy of patent applications, we do not know if other applications having priority over ours have been filed.

        WE MAY NEED TO REFILE SOME OF OUR PATENT APPLICATIONS AND THE PERIOD OF PATENT PROTECTION HAS BEEN SHORTENED, WHICH MAY AFFECT OUR POTENTIAL REVENUES AND PROFITS. The value of our patents depends in part on their duration. The U.S. patent laws were amended in 1995 to change the term of patent protection from 17 years from patent issuance to 20 years from the earliest effective filing date of the application. Because the average time from filing to issuance of biotechnology applications is at least one year and may be more than three years depending on the subject matter, a 20-year patent term from the filing date may result in substantially shorter patent protection, which may adversely affect our rights under any patents that we obtain. We may need to refile applications claiming large numbers of gene sequences and, in these situations, the patent term will be measured from the date of the earliest priority application. This would shorten our period of patent exclusivity.

        INTERNATIONAL PATENT PROTECTION IS PARTICULARLY UNCERTAIN, AND OPPOSITION PROCEEDINGS IN FOREIGN COUNTRIES MAY BE COSTLY AND DIVERT MANAGEMENT RESOURCES. Biotechnology patent law outside the United States is even more uncertain than in the United States and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws. We may participate in opposition proceedings to determine the validity of our or our competitors' foreign patents, which could result in substantial costs and diversion of our efforts.

WE MAY BE SUBJECT TO ADDITIONAL LITIGATION AND INFRINGEMENT CLAIMS THAT COULD BE COSTLY AND DISRUPT OUR BUSINESS

        The technology that we use to develop our products, and those that we incorporate in our products, may be subject to claims that they infringe the patents or proprietary rights of others. The risk of this occurring will tend to increase as the genomics, biotechnology and software industries expand, more patents are issued and other companies attempt to discover genes and SNPs and engage in other genomic-related businesses.

        As is typical in the genomics, biotechnology and software industries, we have received, and we will probably receive in the future, notices from third parties alleging patent infringement. We believe that we are not infringing the patent rights of any such third party. Except for Affymetrix, no third party has filed a patent lawsuit against us.

        We may, however, be involved in future lawsuits alleging patent infringement or other intellectual property rights violations. In addition, litigation may be necessary to:

        -       assert claims of infringement;

        -       enforce our patents;

        -       protect our trade secrets or know-how; or

        - determine the enforceability, scope and validity of the proprietary rights of others.

        We may be unsuccessful in defending or pursuing these lawsuits. Regardless of the outcome, litigation can be very costly and can divert management's efforts. An adverse determination may subject us to significant liabilities or require us to seek licenses to other parties' patents or proprietary rights. We may also be restricted or prevented from manufacturing or selling our products. Further, we may not be able to obtain the necessary licenses on acceptable terms, if at all.

WE MAY ENCOUNTER PROBLEMS IN MEETING CUSTOMERS' SOFTWARE NEEDS, WHICH COULD ADVERSELY IMPACT OUR REVENUES AND THE GOODWILL OF OUR CUSTOMERS

        Our databases also require software support and will need to incorporate features determined by database collaborators. If we experience delays or difficulties in implementing our database software or collaborator-requested features, we may be unable to service our collaborators.

PAST ACQUISITIONS HAVE AND ANY FUTURE ACQUISITIONS THAT WE MAY MAKE COULD ADVERSELY AFFECT OUR OPERATIONS OR FINANCIAL RESULTS

        As part of our business strategy, we may acquire other assets, technologies and businesses. We acquired Synteni in January 1998 and Hexagen in September 1998. These and any future acquisitions involve risks such as the following:

        -       we may be exposed to unknown liabilities of acquired companies;

        - our acquisition and integration costs may be higher than we anticipated and may cause our quarterly and annual operating results to fluctuate;

        - we may experience difficulty and expense in assimilating the operations and personnel of the acquired businesses, disrupting our business and diverting management's time and attention;

        - we may be unable to integrate or complete the development and application of acquired technology;

        - we may experience difficulties in establishing and maintaining uniform standards, controls, procedures and policies;

        - our relationships with key customers of acquired businesses may be impaired, due to changes in management and ownership of the acquired businesses;

        - we may be unable to retain key employees of the acquired businesses;

        - we may incur amortization expenses if an acquisition results in significant goodwill or other intangible assets; and

        - our stockholders may be diluted if we pay for the acquisition with equity securities.

        In addition, if we acquire additional businesses that are not located near our Palo Alto, California headquarters, we may experience more difficulty integrating and managing the acquired businesses' operations.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH, WHICH MAY IMPACT OUR ABILITY TO OPTIMIZE OUR RESOURCES

        We expect to continue to experience significant growth in the number of our employees and the scope of our operations. This growth has placed, and may continue to place, a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems and to hire, train and manage our employees.

        In addition, we must continue to invest in customer support resources as the number of database collaborators and their requests for support increase. Our database collaborators typically have worldwide operations and may require support at multiple U.S. and foreign sites. To provide this support, we may need to open offices in addition to our Palo Alto, California headquarters and our offices in Fremont, California, St. Louis, Missouri and Cambridge, England, which could result in additional burdens on our systems and resources.

WE DEPEND ON KEY EMPLOYEES IN A COMPETITIVE MARKET FOR SKILLED PERSONNEL AND THE LOSS OF THE SERVICES OF ANY OF OUR KEY EMPLOYEES WOULD MATERIALLY AFFECT OUR BUSINESS

        We are highly dependent on the principal members of our management, operations and scientific staff, including Roy A. Whitfield, our Chief Executive Officer, and Randal W. Scott, our President and Chief Scientific Officer. The loss of either of these persons' services may have a material adverse effect on our business. We have not entered into any employment agreement with either of these persons and do not maintain a key person life insurance policy on the life of any employee.

        Our future success also will depend in part on the continued service of our executive management team, key scientific, software, bioinformatics and management personnel and our ability to identify, hire and retain additional personnel, including customer service, marketing and sales staff. We experience intense competition for qualified personnel. We may not be able to continue to attract and retain personnel necessary for the development of our business.

OUR INABILITY TO OBTAIN NECESSARY EQUIPMENT, SUPPLIES AND DATA FROM THIRD PARTIES MAY ADVERSELY IMPACT OUR RESULTS

        WE RELY ON A SMALL NUMBER OF SUPPLIERS OF GENE SEQUENCING MACHINES AND REAGENTS REQUIRED FOR GENE SEQUENCING. Although we are evaluating alternative gene sequencing machines, they may not be available in sufficient quantities or at acceptable costs. In addition, if a third party claims that our use of these machines infringes their patent rights, our use of these machines could become more costly or could be prevented. If we are unable to obtain additional machines or an adequate supply of reagents or other materials at commercially reasonable rates, our ability to identify genes and SNPs would be adversely affected.

        WE RELY ON OUTSIDE SOURCES FOR TISSUE SAMPLES FROM WHICH WE ISOLATE GENETIC MATERIAL USED IN OUR OPERATIONS. Our business could be adversely affected if we lose access to some of these sources, or if they charged us higher access fees or imposed tighter restrictions on our use of the information generated from the samples.

        WE CANNOT CONTROL THE PERFORMANCE OF COLLABORATORS. We may enter into research and development relationships with corporate and academic collaborators and others. The success of these relationships depends upon third parties' performance of their responsibilities. Our ability to develop these relationships is uncertain, and any established relationships may prove unsuccessful. Our collaborators may also be pursuing alternative technologies or developing alternative products on their own or in collaboration with others, including our competitors.

        WE RELY ON THIRD-PARTY DATA SOURCES. We rely on scientific and other data supplied by others, including our academic collaborators and sources of tissue samples. This data could contain errors or other defects, which could corrupt our databases. In addition, we cannot guarantee that our data sources acquired this information in compliance with legal requirements. If either of these happen and become known, our business prospects could be adversely affected.

OUR ACTIVITIES INVOLVE HAZARDOUS MATERIALS AND MAY SUBJECT US TO COSTLY ENVIRONMENTAL LIABILITY

        Our research and development involves the controlled use of hazardous and radioactive materials and biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages, and this liability could exceed our resources.

        We believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material additional capital expenditures for environmental control facilities in the near term. However, we may have to incur significant costs to comply with current or future environmental laws and regulations.

OUR REVENUES ARE DERIVED PRIMARILY FROM THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES AND MAY FLUCTUATE SUBSTANTIALLY DUE TO REDUCTIONS AND DELAYS IN RESEARCH AND DEVELOPMENT EXPENDITURES

        We expect that our revenues in the foreseeable future will be derived primarily from products and services provided to the pharmaceutical and biotechnology industries as well as to the academic community. Accordingly, our success will depend in large part upon the success of the companies within these industries and their demand for our products and services. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by companies in these industries or by the academic community. These reductions and delays may result from factors such as:

        -       changes in economic conditions;

        -       consolidation in the pharmaceutical industry;

        - changes in the regulatory environment affecting health care and health care providers;

        -       pricing pressures;

        - market-driven pressures on companies to consolidate and reduce costs; and

        -       other factors affecting research and development spending.

        These factors are not within our control.

OUR BUSINESS COULD BE INTERRUPTED BY NATURAL DISASTERS

        We conduct our sequencing and a significant portion of our other activities at our facilities in Palo Alto, California, and conduct our microarray-related activities at our facilities in Fremont, California. Both locations are in a seismically active area. Although we maintain business interruption insurance, we do not have or plan to obtain earthquake insurance. A major catastrophe (such as an earthquake or other natural disaster) could result in a prolonged interruption of our business.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW

        We have substantial amounts of outstanding indebtedness, primarily the $200 million of convertible subordinated notes issued in February 2000. As a result of this indebtedness, our principal and interest payment obligations have increased substantially. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due.

OUR STOCK PRICE HAS BEEN AND WILL LIKELY CONTINUE TO BE VOLATILE

        Our stock price has been and is likely to be highly volatile, particularly due to our relatively limited trading volume. Our stock price could fluctuate significantly due to a number of factors, including:

        -       variations in our anticipated or actual operating results;

        -       sales of substantial amounts of our stock;

        - announcements about us or about our competitors, including technological innovation or new products or services;

        - litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

        - conditions in the life sciences, pharmaceuticals or genomics industries;

        -       governmental regulation and legislation; and

        - changes in securities analysts' estimates of our performance, or our failure to meet analysts' expectations.

Many of these factors are beyond our control.

        In addition, the stock markets in general, and the Nasdaq National Market and the market for life sciences and technology companies in particular, have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance.

        In the past, companies that have experienced volatility in the market prices of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.


                           PROCEEDS FROM THE OFFERING

        We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" below.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information as of March 24, 2000 regarding the beneficial ownership of common stock by each of the selling stockholders and the shares being offered by the selling stockholders. Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

                                                SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                    OWNED PRIOR                                OWNED AFTER
                                                    TO OFFERING            NUMBER OF           TO OFFERING
                                                ---------------------       SHARES         --------------------
SELLING STOCKHOLDERS                              NUMBER      PERCENT    BEING OFFERED     NUMBER       PERCENT
--------------------                            ---------     -------    -------------     -------      -------
   Janus Capital Corporation (1).........       2,000,000       6.3%      2,000,000           --            *
   100 Fillmore Street
   Denver, CO 80206

----------

*  Less than 1%

(1) Includes 100,000 shares held by Janus Olympus Fund, 498,785 shares held by Janus Worldwide Fund, 101,215 shares held by Janus Aspen Series -- Worldwide Growth Portfolio, 95,860 shares held by Janus Enterprise Fund, 204,140 shares held by Janus Aspen Series -- Aggressive Growth Portfolio, 600,000 shares held by Janus Twenty Fund and 400,000 shares held by Janus Mercury Fund.

        In February 2000, we entered into common stock purchase agreements with the selling stockholders pursuant to which we sold the shares covered by this prospectus. Under the agreements, we agreed to register the shares under the Securities Act for resale to the public and, subject to the terms of the agreements, to cause this registration statement to be kept effective until the earlier of (1) February 28, 2002, (2) the date on which all selling stockholders are eligible to sell all shares then held by them without volume restrictions under Rule 144(e) of the Securities Act, or (3) such time as all the shares offered by this prospectus have been sold.

                              PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold at various times by the selling stockholders. As used in this prospectus, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholders in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

        - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

        - ordinary brokerage transactions in which the broker solicits purchasers;

        - in connection with short sales, in which the shares are redelivered to close out short positions;

        - in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

        - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

        -       privately negotiated transactions; or

        -       in a combination of any of the above methods.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from the purchasers of the shares or from both. This compensation may exceed customary commissions.

        The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

        The Company has agreed to bear all expenses of registration of the shares (other than fees and expenses, if any, of counsel or other advisors to the selling stockholders). Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders selling those shares.

                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of common stock offered by this prospectus are being passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California.


                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999. Our financial statements are incorporated by reference in this prospectus in reliance on Ernst & Young LLP's report, which is based in part on the report of PricewaterhouseCoopers LLP, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. The Commission also maintains an Internet Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

        We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act of 1933. The registration statement relates to the common stock offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to the Company and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.


                       DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

        -       Our Annual Report on Form 10-K for the year ended December 31,
                1999.

        - Our current reports on Form 8-K filed with the Commission on February 1, 2000; February 17, 2000; February 22, 2000; February 24, 2000 and March 24, 2000.

        - The description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on January 5, 1996.

        - The description of our Series A Participating Preferred Stock Purchase Rights contained in the registration statement on Form 8-A filed under the Exchange Act on September 30, 1998.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

        Investor Relations
        Incyte Pharmaceuticals, Inc.
        3174 Porter Drive
        Palo Alto, California 94304
        Telephone (650) 845-4589

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the Commission registration fee.

                                                                          Amount
                                                                       -----------
        SEC registration fee.....................................      $ 59,400.00
        Accounting fees and expenses.............................        15,000.00
        Legal fees and expenses..................................        25,000.00
        Miscellaneous fees and expenses..........................        10,600.00
                                                                       -----------
               Total.............................................      $110,000.00
                                                                       ===========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant's Restated Certificate of Incorporation (Exhibit 4.1 to the Registrant's Registration Statement on Form S-3 (File No. 333-31307)) and Article V of the Registrant's Bylaws (Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 (File No. 333-31307)) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

ITEM 16. EXHIBITS

        EXHIBIT
        NUMBER               DESCRIPTION OF DOCUMENT
        --------             -----------------------
           5.1               Opinion of Pillsbury Madison & Sutro LLP.

          23.1               Consent of Ernst & Young LLP, Independent Auditors.

          23.2               Consent of PricewaterhouseCoopers LLP, Independent Accountants.

          23.3 Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

          24.1               Power of Attorney (see page II-3).

ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                      (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on March 29, 2000.

                                       INCYTE PHARMACEUTICALS, INC.


                                       By /s/ Roy A. Whitfield
                                         ---------------------------------------
                                          Roy A. Whitfield
                                          Chief Executive Officer


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roy A. Whitfield, Randal W. Scott, John M. Vuko, and E. Lee Bendekgey, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

               Name                               Title                        Date
               ----                               -----                        ----
        /s/ Roy A. Whitfield            Chief Executive Officer            March 29, 2000
------------------------------------    (Principal Executive Officer)
          Roy A. Whitfield              and Director

          /s/ John M. Vuko              Chief Financial Officer            March 28, 2000
------------------------------------    (Principal Financial Officer)
            John M. Vuko

          /s/ Timothy Henn              Controller (Principal Accounting   March 28, 2000
------------------------------------    Officer)
            Timothy Henn

      /s/ Jeffrey J. Collinson          Chairman of the Board              March 28, 2000
------------------------------------
        Jeffrey J. Collinson

         /s/ Barry M. Bloom             Director                           March 28, 2000
------------------------------------
           Barry M. Bloom

       /s/ Frederick B. Craves          Director                           March 28, 2000
------------------------------------
         Frederick B. Craves

               Name                               Title                        Date
               ----                               -----                        ----
                                        Director                           March 28, 2000
           /s/ Jon S. Saxe
------------------------------------
             Jon S. Saxe

         /s/ Randal W. Scott            Director                           March 29, 2000
------------------------------------
           Randal W. Scott

                                  EXHIBIT INDEX

EXHIBIT NUMBER        DESCRIPTION OF DOCUMENT
--------------        -----------------------
       5.1            Opinion of Pillsbury Madison & Sutro LLP.

      23.1            Consent of Ernst & Young LLP, Independent Auditors.

      23.2            Consent of PricewaterhouseCoopers LLP, Independent Accountants.

      23.3            Consent of Pillsbury Madison & Sutro LLP (included in its opinion filed as Exhibit 5.1 to the Registration Statement).

      24.1            Power of Attorney (see page II-3).